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                                 LOAN AGREEMENT

                                 BY AND BETWEEN

                            MANUGISTICS GROUP, INC.,

                               MANUGISTICS, INC.,

                                       AND

                            MANUGISTICS ATLANTA, INC.

                                  AS BORROWERS

                                       AND

                              SILICON VALLEY BANK,

                                     AS BANK

                                JANUARY 14, 2003

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                                 LOAN AGREEMENT

        THIS LOAN AGREEMENT dated January 14, 2003, between SILICON VALLEY BANK ("Bank"), whose address is 3003 Tasman Drive, Santa Clara, California 95054 and having a loan production office at 11600 Sunrise Valley Drive, Suite 400, Reston, Virginia 20191 and MANUGISTICS GROUP, INC., a corporation organized under the laws of the State of Delaware whose address is 9715 Key West Avenue, Rockville, Maryland 20850 (the "Company"), MANUGISTICS, INC., a corporation organized under the laws of the State of Delaware whose address is 9715 Key West Avenue, Rockville, Maryland 20850, MANUGISTICS ATLANTA, INC., a corporation organized under the laws of the State of Delaware whose address is 9715 Key West Avenue, Rockville, Maryland 20850, and any Persons who are now or hereafter made parties to this Agreement (each a "Borrower" and collectively, "Borrowers"), provides the terms on which Bank will lend to Borrowers and Borrowers will repay Bank. The parties agree as follows:

1       ACCOUNTING AND OTHER TERMS

        Accounting terms not defined in this Agreement will be construed following GAAP. Calculations and determinations must be made following GAAP. The term "financial statements" includes the notes and schedules. The terms "including" and "includes" always mean "including (or includes) without limitation," in this or any Loan Document.

2       LOAN AND TERMS OF PAYMENT

2.1     PROMISE TO PAY

        Borrowers jointly and severally promise to pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions in accordance with the Loan Documents.

2.1     REVOLVING ADVANCES.

        (a) Bank will make Advances not exceeding the Committed Revolving Line minus the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit). Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement. All advances shall be evidenced by the Revolving Promissory Note to be executed and delivered by Borrowers to Bank on the Closing Date and shall be repaid in accordance with the terms of the Revolving Promissory Note.

        (b) To obtain an Advance, Borrowers must notify Bank by facsimile or telephone by 3:00 p.m. Eastern time on the Business Day the Advance is to be made. Borrowers must promptly confirm the notification by delivering to Bank the Payment/Advance Request Form attached as Exhibit A (the "Payment/Advance Form"). Bank will credit Advances to any Borrower's deposit account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank reasonably believes is a Responsible Officer or designee. Borrowers will indemnify Bank for any loss Bank suffers due to such reliance.

        (c) The Committed Revolving Line terminates on the Revolving Maturity Date, when all Advances are immediately payable.

2.2     LETTERS OF CREDIT SUBLIMIT.

        Bank will issue or have issued Letters of Credit for a Borrower's account not exceeding the Committed Revolving Line. Each Letter of Credit will have an expiry date of no later than one hundred eighty (180) days after the Revolving Maturity Date, but Borrowers' joint and several obligations to reimburse Bank under the Letters of Credit will be secured by cash on terms acceptable to Bank at any time after the Revolving Maturity Date if the term of this Agreement is not extended by Bank. Borrowers agree to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Prior to or simultaneously with the opening of each Letter of Credit, Borrowers shall pay to Bank, a letter of credit fee (each a "Letter of Credit Fee" and collectively the "Letter of Credit Fees") in an amount equal to two percent (2.0%) per annum of the face amount of the Letter of Credit. Such Letter of Credit Fees shall be paid in advance upon the issuance of the Letter of Credit and upon each anniversary thereof, if any. In addition, Borrowers shall pay to Bank any and all additional issuance, negotiation, processing, transfer or other fees to the extent and as and when required by Bank.

2.3     INTEREST RATE, PAYMENTS.

        (a) Interest Rate. Advances accrue interest on the outstanding principal balance in accordance with the Revolving Promissory Note After an Event of Default, Obligations accrue interest at four percent (4%) above the rate effective immediately before the Event of Default. The interest rate increases or decreases when the Prime Rate changes. Interest is computed on a 360 day year for the actual number of days elapsed.

        (b) Payments. Interest due on the Committed Revolving Line is payable on the fifth (5th) day of each month. Bank may debit any of any Borrower's deposit accounts including Account Number _________________________ for principal and interest payments owing or any amounts any Borrower owes Bank if not paid when due or within any applicable grace period. Bank will promptly notify the Company when it debits any Borrower's accounts. These debits are not a set-off. Payments received after 3:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue.

2.4     REQUESTS FOR ADVANCES, ETC.

        (a) Each of the Borrowers hereby represents and warrants to Bank that each such Borrower will derive benefits, either directly or indirectly, from the proceeds of each Credit Extension, both in its individual capacity and as a member of the integrated group to which the Borrowers belong, because the successful operation of the integrated group referred to in this Agreement as "the Borrowers" is dependent upon the continued successful performance of the functions of the integrated group as a whole.

        (b) The Borrowers, in the discretion of their respective managements, are to agree among themselves as to the allocation of the benefits of the proceeds of the Credit Extensions and the purposes for which such benefits and proceeds will be used, provided that no allocation, purpose or use shall be in violation of this Agreement. For administrative convenience, each Borrower is hereby irrevocably appointed by each and every other Borrower as agent for each and every other Borrower for the purpose of requesting Credit Extensions, receiving the benefits of the proceeds of such Credit Extensions, and disbursing the proceeds of such Credit Extensions among the Borrowers. By reason thereof, each Borrower is hereby irrevocably appointed by each and every other Borrower with power and authority through its duly authorized officer or officers (i) to endorse any check (if any) for the proceeds of any Credit Extension for and on behalf of each and every Borrower and in the name of each and every Borrower, and (ii) to instruct Bank to credit the proceeds of any Credit Extension directly to a banking account of one or more of the Borrowers which shall evidence the making of such Credit Extension and shall constitute the acknowledgment by each and every Borrower of the receipt of the proceeds of such Credit Extension. Bank may require from time to time such certificates, reports and other items as Bank may reasonably deem necessary to evidence the allocation of the proceeds of the Credit Extensions among the Borrowers. In particular, Bank may require from time to time that any advances of the proceeds of the Credit Extensions by one or more of the Borrowers be evidenced by one or more promissory notes or other written instruments or agreements between one or more of the Borrowers to evidence intercompany receivables between one or more of the Borrowers. All actions taken by each


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Borrower in connection with the Credit Extensions and the Loan Documents shall be conclusively presumed to be the joint and several actions of the Borrowers even though any one Borrower may act from time to time in its name alone. This appointment is coupled with an interest and is irrevocable without the prior written consent of Bank.

        (c) Without implying any limitation on the joint and several nature of the Obligations, Bank agrees that, notwithstanding any other provision of this Agreement, the Borrowers may create inter-company indebtedness between and/or among the Borrowers with respect to the allocation of the benefits and proceeds of the advances under this Agreement. The Borrowers agree among themselves, and Bank consents to that agreement, that each and every Borrower shall have rights of contribution from all of the other Borrowers to the extent each such Borrower incurs Obligations in excess of the proceeds of the Credit Extensions received by, or allocated to purposes for the direct benefit of, each such Borrower. All such indebtedness and rights shall be, and are hereby agreed by the Borrowers to be, subordinate in priority and payment to the indefeasible payment in full of the Obligations, and, unless Bank agrees in writing otherwise, shall not be exercised or repaid in whole or in part until all of the Obligations have been satisfied, provided, however, that prior to the occurrence of a payment Default, the Borrowers shall be permitted to make payments on account of any such inter-company indebtedness from time to time in accordance with the terms thereof. Each and every Borrower hereby waives all rights of counterclaim, recoupment and offset between or among themselves arising on account of that indebtedness. Unless required by the laws of the United States or the country where such indebtedness is created, each and every Borrower agrees not to evidence that indebtedness or rights by note or other instrument, and shall not secure that indebtedness with any mortgage, security agreement or otherwise.

        (d) Bank is hereby irrevocably authorized by the Borrowers to make Credit Extensions to the Borrowers, all pursuant to the provisions of this Agreement upon the written, oral or telephone request of any one of the Persons who is from time to time a Responsible Officer of the Borrowers under the provisions of the most recent certificate of corporate resolutions of the Borrowers on file with Bank or as otherwise designated in writing by the Borrowers. Except for gross negligence or willful misconduct, Bank assumes no responsibility or liability for any errors, mistakes, and/or discrepancies in the oral, telephonic, written or other transmissions of any instructions, orders, requests and confirmations between Bank and the Borrowers in connection with any of Credit Extension, or any other transaction in connection with the provisions of this Agreement.

2.5     FEES.

        Borrowers will pay:

        (a) Facility Fee. A fully earned, nonrefundable fee in the amount of One Hundred Thousand Dollars ($100,000), of which Ten Thousand Dollars has been paid and the balance ($90,000) will be paid on the Closing Date.

        (b) Bank Expenses. All Bank Expenses (including reasonable attorneys' fees and reasonable expenses) incurred through and after the date of this Agreement, are payable when due.

3       CONDITIONS OF LOANS

3.1     CONDITIONS PRECEDENT TO INITIAL CREDIT EXTENSION.

        Bank's obligation to make the initial Credit Extension is subject to the condition precedent that it receive the Loan Documents and any other agreements, documents and fees it requires.

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

3.2     CONDITIONS PRECEDENT TO ALL CREDIT EXTENSIONS.

        Bank's obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

        (a)     timely receipt of Payment/Advance Form; and

        (b) the representations and warranties in Section 5 must be true on the date of the Payment/Advance Form and on the effective date of each Credit Extension and no Event of Default may have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrowers' representation and warranty on that date that the representations and warranties of Section 5 remain true.

4       SECURITY INTEREST

4.1     SECURITY AGREEMENT.

        (a) Borrowers have agreed upon the occurrence of a Financial Covenant Default, to grant Bank a continuing first Lien security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of Borrowers' duties under the Loan Documents. An unsigned copy of the Security Agreement, in the form attached hereto as Exhibit B shall be held by Bank, along with financing statements to perfect Bank's security interest required pursuant to the Code, until the occurrence of any Financial Covenant Default. At any time following the occurrence of a Financial Covenant Default, Bank may give written notice to Borrowers advising them that a Financial Covenant Default has occurred and requesting Borrowers to execute and deliver the Security Agreement. In the event that Borrowers fail to execute and deliver the Security Agreement to Bank within three (3) Business Days after such notice, Bank shall have the right to execute the Security Agreement in the name of and on behalf of Borrowers pursuant to the power of attorney granted in
Section 4.1(c) hereof. The date on which the Security Agreement is executed and delivered by Borrowers (or by Bank in the name of and on behalf of Borrowers pursuant to such power of attorney) shall be referred to as the "Lien Effective Date" with respect to the Collateral.

        (b) In addition, Bank upon the occurrence of any Event of Default, may place a "hold" on any deposit account of any Borrower maintained with Bank or any Affiliate of Bank (the "Deposit Accounts") provided such "hold" shall be in an amount not to exceed the then outstanding Obligations (including the face amount of any Letters of Credit issued under this Agreement). An unsigned copy of the Account Control Agreement, in the form attached hereto as Exhibit C shall be held by Bank, until the occurrence of any Event of Default. At any time following the occurrence of an Event of Default, Bank may give written notice to Borrowers advising them that an Event of Default has occurred and requesting Borrowers to execute and deliver the Account Control Agreement. In the event that Borrowers fail to execute and deliver the Account Control Agreement to Bank within three (3) Business Days after such notice, Bank shall have the right to execute the Account Control Agreement in the name of and on behalf of Borrowers pursuant to the power of attorney granted in Section 4.1(c) hereof. The date on which the Account Control Agreement is executed and delivered by Borrowers (or by Bank in the name of and on behalf of Borrowers pursuant to such power of attorney) shall be referred to as the "Lien Effective Date" with respect to the Deposit Accounts.

        (c) In furtherance of the foregoing, each Borrower irrevocably appoints Bank as its lawful attorney upon (i) the occurrence of any Financial Covenant Default (such date being called the "Lien Effective Date") and the failure of Borrowers to sign and return the Security Agreement as provided in
Section 4.1(a) hereof, to date and sign each Borrower's name on the Security Agreement and on any other documents necessary in Bank's reasonable discretion to perfect the Bank's security interest in the Collateral and at Borrowers' expense record such financing statements in such jurisdictions as Bank


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deems appropriate to perfect its lien on the Collateral and (ii) the occurrence of any Event of Default and the failure of Borrowers to sign and return the Account Control Agreements as provided in Section 4.1(b) hereof, to date and sign each Borrower's name on the Account Control Agreement. Bank's appointment as each Borrower's attorney in fact, and all of Bank's rights and powers, are coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank's obligation to provide Credit Extensions terminates.

        (d) All security interests will be a first priority security interest in the Collateral, subject to Permitted Liens and the Deposit Accounts. If this Agreement is terminated after a Financial Covenant Default or an Event of Default, as the case may be, Bank's Lien and security interest in the Collateral and the Deposit Accounts will continue until Borrowers fully satisfy their Obligations.

4.2     NO SECURITY INTEREST PRIOR TO LIEN EFFECTIVE DATE.

        Bank agrees that (a) prior to the Lien Effective Date with respect to the Collateral, it will not have a security interest in or Lien on the Collateral, pursuant to the Security Agreement or this Agreement and (b) prior to the Lien Effective Date with respect to the Deposit Accounts, it will not have a security interest in or Lien on the Deposit Accounts.

5       REPRESENTATIONS AND WARRANTIES

        Each Borrower represents and warrants as follows:

5.1     DUE ORGANIZATION AND AUTHORIZATION.

        Each Borrower is duly existing and in good standing in its state of incorporation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. Each Borrower's exact legal name is as set forth on the signature pages of this Agreement. The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with any Borrower's formation documents, nor constitute an event of default under any material agreement by which any Borrower is bound. Each Borrower is not in default under any agreement to which it is a party, or by which it is bound, in which the default could reasonably be expected to cause a Material Adverse Change.

5.2     LITIGATION.

        There are no actions or proceedings pending or, to the knowledge of each Borrower's Responsible Officers, threatened by or against any Borrower or any Subsidiary in which a likely adverse decision could reasonably be expected to cause a Material Adverse Change.

5.3     NO MATERIAL ADVERSE CHANGE IN FINANCIAL STATEMENTS.

        All consolidated financial statements for the Company and its Subsidiaries, delivered to Bank fairly present in all material respects the consolidated financial condition and the consolidated results of operations of the Company and its Subsidiaries. There has not been any material deterioration in the consolidated financial condition of the Company and its Subsidiaries since the date of the most recent consolidated financial statements submitted to Bank.

5.4     SOLVENCY.

        The fair salable value of Borrowers' assets (including goodwill minus disposition costs) exceeds the fair value of their liabilities; no Borrower is left with unreasonably small capital after the transactions in


                                       5
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this Agreement or any of the Loan Documents; and each Borrower is able to pay its debts (including trade debts) as they mature.

5.5     REGULATORY COMPLIANCE.

        No Borrower is an "investment company" or a company "controlled" by an "investment company" under the Investment Company Act. No Borrower is engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. No Borrower has violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of any Borrowers' or any Subsidiary's properties or assets has been used by any Borrower or any Subsidiary or, to the best of any Borrower's knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Each Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Each Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

5.6     DESIGNATED SENIOR INDEBTEDNESS.

        The Company represents, warrants and agrees with the Bank that the Obligations shall at all times be deemed to be "Designated Senior Indebtedness" under that certain Indenture dated October 20, 2000 between the Company and State Street Bank and Trust Company as the same may from time to time be amended, restated or otherwise modified (the "Indenture"). The Company further represents and warrants that the Indenture has not been amended, restated or otherwise modified except as set forth in the Schedule.

5.7     FULL DISCLOSURE.

        No written representation, warranty or other statement of any Borrower in any certificate or written statement given to Bank (taken together with all such written certificates and written statements to Bank) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading. It being recognized by Bank that the projections and forecasts provided by each Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected and forecasted results.

6       AFFIRMATIVE COVENANTS

        Each Borrower will do all of the following for so long as Bank has an obligation to make any Credit Extension, or there are outstanding Obligations:

6.1     GOVERNMENT COMPLIANCE.

        Each Borrower will maintain its legal existence and good standing as a Registered Organization in only the State of such Borrower's incorporation as set forth in the Schedule and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a material adverse effect on such Borrower's business or operations. Each Borrower will comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which would reasonably be expected to have a material adverse effect on the business or operations of


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such Borrower and its Subsidiaries taken as a whole, or would reasonably be expected to cause a Material Adverse Change.

6.2     FINANCIAL STATEMENTS, REPORTS, CERTIFICATES.

        (a) The Company will deliver to Bank: (i) as soon as available, but no later than fifty (50) days after the last day of each of the Company's fiscal quarters (other than the fiscal quarter that ends its fiscal year), a company prepared quarterly financial statement including a consolidated balance sheet and income statement covering Borrowers' consolidated operations during the period certified by a Responsible Officer; (ii) as soon as available, but no later than one hundred twenty (120) days after the last day of the Company's fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank; (iii) a prompt report of any legal actions pending or threatened against any Borrower or any Subsidiary that could result in damages or costs to any Borrower or any Subsidiary in excess of $3,000,000 or which could result in a Material Adverse Change; (iv) on or before Mach 15, 2003, projections for fiscal year 2004 acceptable to Bank in its reasonable discretion (the "2004 Projections"); and (v) budgets, sales projections, operating plans or other financial information Bank reasonably requests. In lieu of items (a)(i) and
(a)(ii) above, Company may deliver to Bank, Company's 10-Q and 10-K along with the unqualified opinion described above, as applicable, within the time frame described above for delivering such financial statements.

        (b) Within fifty (50) days after the last day of each of the Company's fiscal quarters, the Company will deliver to Bank with the quarterly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit B.

        (c)     Each document required to be delivered pursuant to paragraphs
(a) and (b) of this Section 6.2 shall be deemed to have been delivered on the date on which the Company posts such document on the Company's website on the Internet at the website address listed on the Schedule, or when such document is posted on the Securities and Exchange Commission's website at www.sec.gov; provided that (i) if the Bank so requests, the Company shall deliver paper copies of all such documents to the Bank until the Bank requests that the Company cease delivering such paper copies and (ii) the Company shall notify the Bank by facsimile of the posting of each such document.

6.3     FINANCIAL COVENANTS.

        Borrowers will maintain as of the last day of each fiscal quarter:

        (a) Quick Ratio. A ratio of (i) Quick Assets to (ii) Current Liabilities, plus long term Indebtedness to Bank and outstanding Letters of Credit minus deferred revenue of at least 2.00 to 1.00.

        (b) Tangible Net Worth. A Tangible Net Worth of at least $155,000,000 as of November 30, 2002, $150,000,000 as of February 28, 2003; and
thereafter at such levels as agreed to by Bank based on the Company's 2004 Projections.

6.4     TAXES.

        Each Borrower will make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrowers are contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to the payment.


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6.5     INSURANCE.

        Each Borrower will keep its business and the Collateral insured for risks and in amounts standard for Borrower's industry, and as Bank may reasonably request. Insurance policies will be in a form, with companies, and in amounts that are satisfactory to Bank in Bank's reasonable discretion. At Bank's request, Borrower will deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy will, at Bank's option, be payable to Bank on account of the Obligations.

6.6     DEPOSIT ACCOUNTS.

        Borrowers will at all times, maintain not less than $70,000,000 on deposit with Bank and/or any Bank Affiliate.

6.7     JOINDER OF MATERIAL SUBSIDIARIES.

        Each Borrower shall cause all Material Subsidiaries which is not then a Borrower under this Loan Agreement to deliver to Bank, within twenty (20) days of the formation of such Material Subsidiary, an Additional Borrower Joinder Supplement in substantially the form attached hereto as Exhibit D pursuant to which (a) it shall join as a Borrower under each of the Loan Documents to which the Borrowers are parties, and (b) after any Lien Effective Date to encumber its Collateral and/or the Deposit Accounts, to secure the Obligations, free and clear of all Liens, other than Permitted Liens.

6.8     FURTHER ASSURANCES.

        Each Borrower will execute any further instruments and take further action as Bank reasonably requests to effect the purposes of this Agreement.

7       NEGATIVE COVENANTS

        No Borrower will do any of the following without Bank's prior written consent, for so long as Bank has an obligation to make Credit Extensions or there are any outstanding Obligations:

7.1     DISPOSITIONS.

        Convey, sell, lease, transfer or otherwise dispose of (collectively "Transfer"), or permit any of its Subsidiaries to Transfer, all or any material part of its assets (including, any Transfer to another Borrower for which Bank has not filed a financing statement on such Borrower with respect to such assets), except for the sale of Inventory or the non-exclusive and/or exclusive licensing of its Intellectual Property in the ordinary course of business.

7.2     CHANGES IN BUSINESS, OWNERSHIP, MANAGEMENT OR BUSINESS LOCATIONS.

        Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto or have a material change in its Senior Management, unless such senior management is replaced with an individual or individuals with comparable experience and qualifications in Borrower's good faith business judgment within 120 days; or any Person or group of Persons acting in concert shall acquire more thirty five percent (35%) (other than by the sale of Borrower's equity securities in a public offering or to venture capital investors so long as Borrower identifies and advises Bank of the venture capital investors prior to the closing of the investment), except where (i) no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement and (ii) Borrowers remain in compliance with Section 6.3 hereof following any such transaction. No Borrower will, without at least thirty (30) days prior written


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notice, change its state of formation, or change the locations where a material part of its assets are located as set forth in the Schedule or as previously disclosed to Bank.

7.3     MERGERS OR ACQUISITIONS.

        Merge or consolidate, or permit any of its Material Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (a "Target"), except (a) a Subsidiary may merge or consolidate into another Subsidiary or into any Borrower (b) in connection with a Permitted Acquisition (as hereinafter defined). Borrower may acquire by merger, stock purchase, asset purchase or otherwise, all or substantially all the assets of any Person or make any investments in any such Person (each a "Permitted Acquisition" and collectively, the "Permitted Acquisitions") during the existence of this Agreement without Bank's consent, provided, however, that each of the following conditions precedent are in satisfied:

        (i) After giving effect to such Permitted Acquisition, Borrower shall continue to be in compliance with the financial covenants set forth in
Section 6.3 hereof;

        (ii) The net cash consideration (after adding any cash and cash equivalents to be acquired through the acquisition of the Target) for any single Permitted Acquisition does not exceed Fifteen Million Dollars ($15,000,000) and the aggregate cash consideration of all Permitted Acquisitions within a single fiscal year does not exceed Thirty Million Dollars ($30,000,000) (the "Acquisition Cap");

        (iii)   The Person being acquired ("Target") is a going concern;

        (iv) With respect to any Permitted Acquisitions financed with the Company's equity, the number of the shares of the Company's common stock issued as consideration for any single Permitted Acquisition does not exceed twenty percent (20%) of the number of the shares of the Company's issued and outstanding common stock on the closing date of such Permitted Acquisition

        (v) After giving affect to the Permitted Acquisition, the Borrowers' current Senior Management remains actively involved in the ongoing business of each Borrower (subject to changes in Senior Management permitted by Section 7.2 hereof); and

        (vi) After giving affect to the Permitted Acquisition, there shall not exist any Event of Default under this Agreement or any of the Loan Documents.

For purposes hereof, only cash consideration incurred in connection with each Permitted Acquisition (not the value of non-compete agreements and the value of assets, stock, warrants, or other property transferred, pledged or given in connection with any Permitted Acquisition) shall be included in the calculation of the Acquisition Cap, if such Target is a Material Subsidiary.

Upon completion of each Permitted Acquisition, Borrowers shall at Borrowers' expense, cause each Target which is organized in the United States to be added as a co-obligor on this Agreement and the Loan Documents.

7.4     INDEBTEDNESS.

        Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5     ENCUMBRANCE.

        Create, incur, or allow any Lien on its assets, or permit any of its Subsidiaries to do so, or permit any of its assets to be subject to any Lien, other than Permitted Liens or as permitted in the Negative PLEDGE Agreement.

7.6     DISTRIBUTIONS; INVESTMENTS.

        Except as otherwise permitted under Section 7.3, directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so. Pay any dividends or make any other distribution or payment on account of its capital stock or redeem, retire or purchase any capital stock, except where (i) no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement and (ii) and Borrowers remain in compliance with Section 6.3 hereof following any such transaction.

7.7     TRANSACTIONS WITH AFFILIATES.

        Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Borrower except for transactions that are in the ordinary course of such Borrower's business, upon fair and reasonable terms that are no less favorable to such Borrower than would be obtained in an arm's length transaction with a nonaffiliated Person.

7.8     SUBORDINATED DEBT.

        Amend any provision in any document relating to the Subordinated Debt without Bank's prior written consent or make principal payments on the Subordinated Debt in excess of Ten Million Dollars ("Permitted Subdebt Payments") in any fiscal year, provided that Permitted Subdebt Payments may only be made if at the time of such payment Borrowers have an Adjusted Net Profit of not less than One Dollar ($1.0) for two (2) consecutive fiscal quarters, and further provided that at the time and after giving effect to such Permitted Subdebt Payments no Event of Default shall occur under any Loan Document.

7.9     INDENTURE AND OTHER SENIOR INDEBTEDNESS.

        Borrowers will not allow any other Senior Indebtedness (as such term is defined in the Indenture) to a single Person to at any time exceed the Committed Revolving Line.

7.10    COMPLIANCE.

        Become an "investment company" or a company controlled by an "investment company," under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on any Borrower's business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8       EVENTS OF DEFAULT

        Any one of the following is an Event of Default:

8.1     PAYMENT DEFAULT.

        If Borrowers fail to pay any of the Obligations when due and such failure shall continue for three (3) Business Days. During the additional time, the failure to cure the default is not an Event of Default (but no Credit Extensions will be made during the cure period);

8.2     COVENANT DEFAULT.

        (a) If any Borrower does not perform any obligation in Section 6.3 or violates any covenant in Section 7; or

        (b) If any Borrower does not perform or observe any other material term, condition or covenant in this Agreement, any Loan Documents, or in any agreement between any Borrower and Bank; and in each such case, as to any default under a term, condition or covenant that can be cured, has not cured the default within fifteen (15) days from the earlier of (i) notice from Bank of such default to a Responsible Officer of the Company or (ii) actual knowledge of such default by an officer of any Borrower, provided, however, if the default cannot be cured within fifteen (15) days or cannot be cured after the defaulting Borrower's attempts within such fifteen (15) day period, and the default may be cured within a reasonable time, then the defaulting Borrower has an additional period (of not more than thirty (30) days) to attempt to cure the default. During the additional time, the failure to cure the default is not an Event of Default (but no Credit Extensions will be made during the cure period);

8.3     MATERIAL ADVERSE CHANGE.

        If there a Material Adverse Change.

8.4     ATTACHMENT.

        If any material portion of any Borrower's assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days, or if any Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business or if a judgment or other claim becomes a Lien on a material portion of any Borrower's assets, or if a notice of lien, levy, or assessment is filed against any of any Borrower's assets by any government agency and not paid within ten (10) days after such Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by such Borrower (but no Credit Extensions will be made during the cure period);

8.5     INSOLVENCY.

        If any Borrower becomes insolvent or if any Borrower begins an Insolvency Proceeding or an Insolvency Proceeding is begun against any Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions will be made before any Insolvency Proceeding is dismissed);

8.6     OTHER AGREEMENTS.

        If there is a default in any agreement between any Borrower and any third party that gives the third party the right to accelerate any Indebtedness exceeding $3,000,000 or that could cause a Material Adverse Change;

8.7     OTHER BANK AGREEMENTS.

        If there is a Event of Default in any agreement between any Borrower and Bank that gives Bank the right to accelerate any Indebtedness or that could cause a Material Adverse Change;

8.8     JUDGMENTS.

        If a money judgment(s) in the aggregate of at least $3,000,000 is rendered against any Borrower and is unsatisfied and unstayed for 10 days (but no Credit Extensions will be made before the judgment is stayed or satisfied);

8.9     MISREPRESENTATIONS.

        If any Borrower or any Person acting for any Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document; or

8.10    MATERIAL SUBSIDIARIES.

        Any circumstance described in Sections 8.4, 8.5 or 8.7 occurs to any Material Subsidiary of any Borrower.

9       BANK'S RIGHTS AND REMEDIES

9.1     RIGHTS AND REMEDIES.

        When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

        (a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

        (b) Stop advancing money or extending credit for Borrowers' benefit under this Agreement or under any other agreement between any Borrower and Bank;


        (c) Apply to the Obligations any (i) balances and deposits of any Borrower, Bank or its Affiliate it holds, or (ii) any amount held by Bank owing to or for the credit or the account of any Borrower;

        (d) Exercise a right of set off or bank lien as to any monies of any Borrower deposited in any accounts of any nature maintained by any Borrower with Bank or any Affiliate of Bank, without advance notice, regardless of whether such accounts are general or special (other than accounts specifically titled as an escrow account). Each Borrower, Bank and any Affiliate of Bank at which any such accounts are maintained agree that such Affiliate shall comply with any instructions given by Bank with respect to the disposition of funds held in any such account without further consent of any Borrower;

        (e) Exercise any rights or remedies under the Security Agreement after the Lien Effective Date with respect to the Collateral;

        (f) Exercise any rights or remedies under the Account Control Agreement after the Lien Effective Date with respect to the Deposit Accounts; and

        (g)     Dispose of the Collateral according to the Code.

9.2     OMITTED.

9.3     OMITTED.

9.4     BANK EXPENSES.

        If any Borrower fails to pay any amount or furnish any required proof of payment to third persons, Bank may make all or part of the payment or obtain insurance policies required in Section 6.5, and take any action under the policies Bank deems prudent. Any amounts paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and to the extent applicable under Section 4.2, secured by the Collateral and/or the Deposit Accounts. No payments by Bank are deemed an agreement to make similar payments in the future or Bank's waiver of any Event of Default.

9.5     OMITTED.

9.6     REMEDIES CUMULATIVE.

        Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank's exercise of one right or remedy is not an election, and Bank's waiver of any Event of Default is not a continuing waiver. Bank's delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.7     DEMAND WAIVER.

        Each Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrowers are liable.

10      NOTICES

        All notices or demands by any party about this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile to the addresses set forth at the beginning of this Agreement. A party may change its notice address by giving the other party written notice.

11      CHOICE OF LAW , VENUE AND JURY TRIAL WAIVER

        Virginia law governs the Loan Documents without regard to principles of conflicts of law. Each Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in the Commonwealth of Virginia provided, however, that if for any reason the Bank can not avail itself of the courts of the Commonwealth of Virginia, the Borrower and Bank each submit to the jurisdiction of the State and Federal Courts in Santa Clara County, California.

EACH BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12      GENERAL PROVISIONS

12.1    SUCCESSORS AND ASSIGNS.

        This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrowers may not assign this Agreement or any rights under it without Bank's prior written consent which may be granted or withheld in Bank's discretion. Bank has the right, without the consent of or notice to Borrowers, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits under this Agreement.

12.2    INDEMNIFICATION.

        Each Borrower will indemnify, defend and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and any Borrower (including reasonable attorneys fees and expenses), except with respect to (a) and (b) above where such losses, obligations, demands, claims or liabilities are caused by Bank's gross negligence or willful misconduct.

12.3    TIME OF ESSENCE.

        Time is of the essence for the performance of all obligations in this Agreement.

12.4    SEVERABILITY OF PROVISION.

        Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5    AMENDMENTS IN WRITING, INTEGRATION.

        All amendments to this Agreement must be in writing and signed by Borrowers and Bank. This Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Loan Documents.

12.6    COUNTERPARTS.

        This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.7    SURVIVAL.

        All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligations of Borrowers in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

12.8    CONFIDENTIALITY.

        In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (i) to Bank's subsidiaries or affiliates in connection with their business with Borrowers, (ii) to prospective transferees or purchasers of any interest in the loans (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee or purchasers agreement of the terms of this provision), (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank's examination or audit and (v) as Bank considers appropriate exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Bank's possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.9    TERMINATION.

        Borrowers shall have the right at any time after the Closing Date, to terminate this Agreement upon not less than three (3) Business Days notice to Bank, provided, however, at or prior to the time of such termination: (i) all outstanding Obligations have been repaid in full; and (ii) Borrowers have fully secured all outstanding Obligations for Letters of Credit by cash or other liquid assets acceptable to Bank and executed and delivered to Bank such documents, agreement and instruments as Bank may deem necessary or prudent in the exercise of its reasonable discretion to perfect a lien on such cash or liquid assets.

12.10   ATTORNEYS' FEES, COSTS AND EXPENSES.

        In any action or proceeding between any Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys' fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

13      DEFINITIONS

13.1    DEFINITIONS.

        In this Agreement:

        "ACCOUNT CONTROL AGREEMENT" means that certain Account Control Agreement in the form of Exhibit C attached hereto, together with all renewals, amendments, modifications and substitutions, therefore.

        "ADJUSTED NET PROFIT" is the net income of the Company and its consolidated Subsidiaries, excluding charges associated with the amortization of acquired technology, amortization of intangibles, restructuring and impairment charges, purchased research and development charges associated with acquisitions, non-cash stock compensation expense (benefit) and charges to record valuation allowances against deferred tax assets, together with related income tax effects.

        "ACCOUNTS" has the meaning set forth in the Code and includes all existing and later arising accounts, contract rights, and other obligations owed any Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by any Borrower and Borrower's Books relating to any of the foregoing.

        "ADVANCE" or "ADVANCES" is a loan advance (or advances) under the Committed Revolving Line.

        "AFFILIATE" of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that

Person's senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person's managers and members.

        "BANK AFFILIATES" means any Affiliate of Bank, including, without limitation, SVB Securities, a division of Alliant Partners, and Banc of America Broker Dealer Services, a division of Banc of America Securities LLC.

        "BANK EXPENSES" are all audit fees and expenses and reasonable costs and expenses (including reasonable attorneys' fees and expenses) for preparing, negotiating, administering (except for administrative expenses incurred in the ordinary course or where such administration does not result in out-of-pocket expenses), defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

        "BORROWER'S BOOKS" are all of each Borrower's books and records including ledgers, records regarding each Borrower's assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

        "BUSINESS DAY" is any day that is not a Saturday, Sunday or a day on which the Bank is closed.

        "CLOSING DATE" is the date of this Agreement.

        "CODE" is the Uniform Commercial Code, in effect in the Commonwealth of Virginia as of the Closing Date.

        "COLLATERAL" is the property described in the Security Agreement and all references in this Agreement and in any other Loan Document to "Collateral" shall be deemed effective, whether or not the Security Agreement is currently in effect.

        "COMMITTED REVOLVING LINE" is a Credit Extension of up to Twenty Million Dollars ($20,000,000).

        "CONTINGENT OBLIGATION" is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but "Contingent Obligation" does not include endorsements or indemnities in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

        "COPYRIGHTS" are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

        "CREDIT EXTENSION" is each Advance, Letter of Credit, or any other extension of credit by Bank for any Borrower's benefit.

        "CURRENT ASSETS" are amounts that under GAAP should be included on that date as current assets on Company's consolidated balance sheet.

        "CURRENT LIABILITIES" are the aggregate amount of Borrowers' Total Liabilities which mature within one (1) year.

        "DEPOSIT ACCOUNTS" has the meaning set forth in Section 4.1(b).

        "EQUIPMENT" has the meaning set forth in the Code and includes all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which any Borrower has any interest.

        "ERISA" is the Employment Retirement Income Security Act of 1974, and its regulations.

        "FINANCIAL COVENANT DEFAULT" means the occurrence of any default under
Section 6.3 of this Agreement.

        "GAAP" is generally accepted accounting principles.

        "INDEBTEDNESS" is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

        "INDENTURE" is defined in Section 5.6.

        "INSOLVENCY PROCEEDING" are proceedings by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

        "INTELLECTUAL PROPERTY" is:

        (a) Copyrights, Trademarks and Patents including amendments, renewals, extensions, and all licenses or other rights to use and all license fees and royalties from the use;


        (b) Any trade secrets and any intellectual property rights in computer software and computer software products now or later existing, created, acquired or held;


        (c) All design rights which may be available to Borrower now or later created, acquired or held;


        (d) Any claims for damages (past, present or future) for infringement of any of the rights above, with the right, but not the obligation, to sue and collect damages for use or infringement of the intellectual property rights above;

        (e) All Proceeds and products of the foregoing, including all insurance, indemnity or warranty payments.

        "INVENTORY" has the meaning set forth in the Code and includes is present and future inventory in which any Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of any Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other Proceeds from the sale or disposition of any of the foregoing and any documents of title.

        "INVESTMENT" is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

        "LIEN" is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

        "LIEN EFFECTIVE DATE" is defined in Section 4.1.

        "LETTER OF CREDIT" is defined in Section 2.2.

        "LOAN DOCUMENTS" are, collectively, this Agreement, the Revolving Promissory Note, the Security Agreement, the Negative Pledge Agreement, any note, or notes or guaranties executed by any Borrower and any other present or future agreement between any Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated. In addition, at all times after an Event of Default, the term "Loan Documents" shall also include the Account Control Agreement and at all times after the Lien Effective Date, the term "Loan Documents" shall include the Security Agreement.

        "MATERIAL ADVERSE CHANGE" means (i) if there occurs a material adverse change in the business, operations, or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, or (ii) is a material impairment of the prospect of repayment of any portion of the Obligations or (iii) at any time that Bank has a Lien or security interest in the Collateral and/or the Deposit Accounts, a material impairment of the value or priority of Bank's security interests and/or Lien in the Collateral or the Deposit Accounts.

        "MATERIAL SUBSIDIARY" means any Subsidiary now or hereafter existing, that owns assets with an aggregate book value exceeding 5% of the aggregate book value of the consolidated total assets of the Company and its consolidated Subsidiaries taken as a whole, in each case, as measured as of the last day of the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 6.2, or (ii) has generated revenue during the most recently completed four fiscal quarter period exceeding 5% of the aggregate consolidated revenue generated by the Company and its Subsidiaries during the most recently completed four fiscal quarter period for which financial statements have been delivered pursuant to Section 6.2 .

        "NEGATIVE PLEDGE AGREEMENT" means that certain Negative Pledge Agreement of even date herewith among the Borrowers and the Bank, and as amended, extended and restated.

        "OBLIGATIONS" are debts, principal, interest, Bank Expenses and other amounts Borrowers owe Bank now or later, including cash management services, letters of credit and foreign exchange contracts, if any and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrowers assigned to Bank.

        "PATENTS" are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

        "PERMITTED INDEBTEDNESS" is:

        (a) Borrowers' indebtedness to Bank under this Agreement or any other Loan Document;

        (b) Indebtedness existing on the Closing Date and shown on the Schedule and any Indebtedness hereafter incurred for the purpose of refinancing such existing Indebtedness, provided the principal amount of such Indebtedness does not increase as a result of such refinancing (it being understood that the Indebtedness permitted under this clause shall be in addition to the Indebtedness permitted under any of the other clauses of this definition of Permitted Indebtedness);

        (c)     Subordinated Debt;

        (d) Indebtedness to trade creditors and other account payables incurred in the ordinary course of business;

        (e) Unsecured Indebtedness of the Company and certain of its Subsidiaries in the maximum aggregate principal amount of Ten Million Dollars ($10,000,000), provided the maturity date of all such Indebtedness is not less than one hundred eighty (180) days after the Revolving Maturity Date;

        (f) Indebtedness under capital leases and purchase money obligations provided such Indebtedness does not exceed Fifteen Million Dollars ($15,000,000) in the aggregate for all Borrowers;

        (g) Guaranty obligations of the Company or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Company or any Subsidiary; and

        (h) Indebtedness not otherwise permitted under subsections (a) through (g) above to the extent that such Indebtedness does not exceed Ten Million Dollars ($10,000,000) in the aggregate for all Borrowers.

        "PERMITTED INVESTMENTS" are:

        (a)     Investments shown on the Schedule and existing on the Closing
Date;

        (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor's Corporation or Moody's Investors Service, Inc., and (iii) Bank's certificates of deposit issued maturing no more than 1 year after issue; and

        (c) Investments made in accordance with any investment policy approved by the Company's Board of Directors.

        "PERMITTED LIENS" are:

        (a) Liens existing on the Closing Date and shown on the Schedule or arising under this Agreement or the other Loan Documents;

        (b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which a Borrower maintains adequate reserves on its Books;

        (c) Purchase money Liens (i) on Equipment acquired or held by any Borrower or its Subsidiaries incurred for financing the acquisition of the Equipment, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the Proceeds of the equipment;

        (d) Licenses or sublicenses granted in the ordinary course of a Borrower's business and any interest or title of a licensor or under any license or sublicense;

        (e) Leases or subleases granted in the ordinary course of any Borrower's business, including in connection with any Borrower's leased premises or leased property;

        (f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

        "PERSON" is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

        "PROCEEDS" has the meaning described in the Code as in effect from time to time.

        "PRIME RATE" is Bank's most recently announced "prime rate," even if it is not Bank's lowest rate.

        "QUICK ASSETS" is, on any date, all unrestricted cash and cash equivalents of the Company and its consolidated Subsidiaries held at Bank or at a Bank Affiliate, plus all net accounts receivables of the Company and its consolidated Subsidiaries determined according to GAAP.

        "REGISTERED ORGANIZATION" means an organization organized solely under the law of a single state or the United States and as to which the state or the United States must maintain a public record showing the organization to have been organized.

        "RESPONSIBLE OFFICER" is each of the chief executive officer, the president, the chief financial officer and the chief accounting officer, the treasurer or the assistant treasurer of either Borrower.

        "REVOLVING MATURITY DATE" is January 13, 2004.

        "REVOLVING PROMISSORY NOTE" means that certain Revolving Promissory Note of even date herewith in the maximum principal amount of Twenty Million Dollars ($20,000,000) from Borrowers in favor of Bank, together with all renewals, amendments, modifications and substitutions, therefor.

        "SECURITY AGREEMENT" means that certain Security Agreement in the form of Exhibit B attached hereto, together with all renewals, amendments, modifications and substitutions, therefore.

        "SENIOR MANAGEMENT" is each of the following persons the Chief Executive Officer, Chief Financial Officer and Senior Vice President and General Counsel.

        "SUBORDINATED DEBT" is indebtedness under the Notes issued pursuant to the Indenture, and any other debt incurred by any Borrower subordinated to Borrowers' indebtedness owed to Bank and which is reflected in a written agreement in a manner and form acceptable to Bank and approved by Bank in writing.

        "SUBSIDIARY" is for any Person, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

        "TANGIBLE NET WORTH" is, on any date, the total assets of Company and its consolidated Subsidiaries minus, (i) any amounts attributable to (a) goodwill and (b) intangible items such as unamortized debt discount and expense, Patents, trade and service marks and names, Copyrights and capitalized software costs; and (ii) Total Liabilities.

        "TOTAL LIABILITIES" is on any day, obligations that should, under GAAP, be classified as liabilities of the Company and its consolidated Subsidiaries, including all Indebtedness, and the current portion Subordinated Debt, if any, that Borrowers are allowed to pay under Section 7.8 hereof, but only to the extent the Borrowers have notified Bank in writing that they plan to make such a payment, but excluding all other Subordinated Debt.

        "TRADEMARKS" are trademark and servicemark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of any Borrower connected with the trademarks.

                    [Signatures appear on the following page]

BORROWERS:

MANUGISTICS GROUP, INC.



By: /s/ Raghavan Rajaji
    ----------------------------------------
    Name: Raghavan Rajaji
    Title: Chief Financial Officer

MANUGISTICS, INC.


By: /s/ Raghavan Rajaji
    ----------------------------------------
    Name: Raghavan Rajaji
    Title: Chief Financial Officer

MANUGISTICS ATLANTA, INC.


By: /s/ Raghavan Rajaji
    ----------------------------------------
    Name: Raghavan Rajaji
    Title: President


BANK:

SILICON VALLEY BANK


By: /s/ Megan Scheffel
    ----------------------------------------
    Name: Megan Scheffel
    Title: VP